Exhibit 3.1
AMENDMENTS TO
AMENDED AND RESTATED BYLAWS
OF
MGIC INVESTMENT CORPORATION
ADOPTED AS OF JANUARY 24, 2023

Section 2.07 of the Amended and Restated Bylaws is amended as shown below:

2.07. Voting Records. After a Meeting Record Date has been fixed, the corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of, and number of shares held by, each shareholder. Such list shall be available for inspection by any shareholder, beginning two Business Days after notice of the meeting is given for which the list was prepared and continuing to the date of the meeting, at the corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held or on a reasonably accessible electronic network if the information required to gain access to the list is provided with the notice of meeting. A shareholder or his agent may, on written demand, inspect and, subject to the limitations imposed by the Wisconsin Business Corporation Law, copy the list, during regular business hours and at his expense, during the period that it is available for inspection pursuant to this Section 2.07. Notwithstanding anything to the contrary in the preceding sentence, if the corporation determines that the list will be made available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to shareholders. The corporation shall make the shareholders’ list available at the meeting and any shareholder or his agent or attorney may inspect the list at any time during the meeting or any adjournment thereof. If such meeting is held solely by means of remote communication, the list shall be open to the examination of any shareholder during the entire time of such meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of meeting. Refusal or failure to prepare or make available the shareholders’ list shall not affect the validity of any action taken at a meeting of shareholders.

Section 2.10 of the Amended and Restated Bylaws is amended as shown below:

2.10. Proxies. At all Annual Meetings and Special Meetings, a shareholder entitled to vote may vote in person or by proxy. A shareholder or the shareholder’s authorized officer, director, employee, agent or attorney-in-fact may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form by any reasonable means, ~~either personally or by his attorney-in-fact,~~ or by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made. An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the Secretary or other officer or agent of the corporation authorized to tabulate votes. An appointment is valid for eleven months from the date of its signing or electronic transmission unless a different period is expressly provided in the appointment form or electronic transmission. Unless otherwise provided, a proxy may be revoked any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the chairman of the meeting during the meeting. The presence of a shareholder who has filed his proxy does not of itself constitute a revocation. The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Exhibit 3.1
Section 2.14 of the Amended and Restated Bylaws is amended as shown below:

2.14. Notice of Shareholder Business and Nomination of Directors.

(a) Annual Meetings.

(i) Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the shareholders may be made at an Annual Meeting (A) pursuant to the corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Bylaw and who is entitled to vote at the meeting and complies with the notice procedures set forth in this Section 2.14 and with any other requirements of applicable law. For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a shareholder to make nominations or propose business (other than business included in the corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) at an Annual Meeting.

(ii) For nominations or other business to be properly brought before an Annual Meeting by a shareholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.14, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be received by the Secretary of the corporation at the principal offices of the corporation not less than 80 days nor more than 105 days prior to the first annual anniversary of the immediately preceding Annual Meeting (the “Anniversary Date”); provided, however, that in the event that the date for which the Annual Meeting is called is advanced by more than 30 days or delayed by more than 30 days from the first annual anniversary of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be so delivered not earlier than the 100th day prior to the date of such Annual Meeting and not later than the later of (A) the 75th day prior to the date of such Annual Meeting and (B) the 10th day following the day on which public announcement of the date of such Annual Meeting is first made. In no event shall the announcement of an adjournment of an Annual Meeting commence a new time period for the giving of a shareholder notice as described above. Such shareholder’s notice shall be signed by the shareholder of record who intends to make the nomination or introduce the other business (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on this corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the Share Information relating to each such shareholder and beneficial owner (which Share Information shall be supplemented by such shareholder and any such beneficial owner not later than ten days after the Meeting Record Date to disclose such Share Information as of the Meeting Record Date); (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) in the case of any proposed nomination for election or re-election as a director, (I) the name and residence address of the person or persons to be nominated, (II) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder, (III) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors, (IV) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected, and (V) a written representation of the shareholder or beneficial owner that the shareholder or beneficial owner intends, or is part of a group that intends, to deliver a proxy statement and form of proxy to solicit the holders of at least 67% of the voting power of shares entitled to vote on the election of directors in support of nominees other than the Board of Directors’ nominees in accordance with Rule 14a-19 under the Exchange Act (“Rule 14a-19”); and (E) in the case of any other business that such shareholder proposes to bring before the meeting, (I) a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend these Bylaws, the language of the proposed amendment, (II) such shareholder’s and beneficial owner’s or owners’ reasons for conducting such business at the meeting and (III) any material interest in such business of such shareholder and beneficial owner or owners. The corporation may require any proposed nominee to furnish a completed and signed questionnaire in substantially the form that the corporation requires of the corporation’s directors and to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an

Exhibit 3.1
independent director of the corporation, that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee or that, in the board's judgment, is material to the Board of Directors’ ability to make recommendations to shareholders, in each case within seven days after the corporation requests such questionnaire or information.

For purposes of these Bylaws, the term “Share Information” shall mean (1) the class or series and number of shares of the corporation that are owned, directly or indirectly, of record and/or beneficially by a shareholder, any beneficial owner on whose behalf the shareholder is acting and any of their respective Affiliates, (2) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such shareholder, any such beneficial owner and any of their respective Affiliates, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (3) any proxy, agreement, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the corporation, (4) any short interest in any security of the corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any agreement, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the corporation owned beneficially by such shareholder that are separated or separable from the underlying shares of the corporation, (6) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than asset-based fees) to which such shareholder, any such beneficial owner or any of their respective Affiliates are entitled based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such person’s immediate family as defined in Item 404 of Regulation S-K.

(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.14 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least 45 days prior to the Anniversary Date, a shareholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(b) Special Meetings. Only such business shall be conducted at a Special Meeting as shall have been described in the notice of meeting sent to shareholders pursuant to Section 2.05 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a Special Meeting at which directors are to be elected pursuant to such notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation who (A) is a shareholder of record at the time of giving of such notice of meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 2.14. Any shareholder desiring to nominate persons for election to the Board of Directors at such a Special Meeting shall cause a written notice to be received by the Secretary of the corporation at the principal offices of the corporation not earlier than ninety days prior to such Special Meeting and not later than the later of (x) the 60th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of such Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Such written notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such shareholder (or proxy or other representative) and shall set forth: (A) the name and address, as they appear on the corporation’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made; (B) the Share Information relating to each such shareholder and beneficial owner (which Share Information shall be supplemented by such shareholder and any such beneficial owner not later than ten days after the Meeting Record Date to disclose such Share Information as of the Meeting Record Date); (C) a representation that such shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting

Exhibit 3.1
to make the nomination specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder; (F) such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; ~~and~~ (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of the corporation if so elected; and (H) a written representation of the shareholder or beneficial owner that the shareholder or beneficial owner intends, or is part of a group that intends, to deliver a proxy statement and form of proxy to solicit the holders of at least 67% of the voting power of shares entitled to vote on the election of directors in support of nominees other than the Board of Directors’ nominees in accordance with Rule 14a-19 under the Exchange Act (“Rule 14a-19”). The corporation may require any proposed nominee to furnish a completed and signed questionnaire in substantially the form that the corporation requires of the corporation’s directors and to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation, that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee or that, in the board's judgment, is material to the Board of Directors’ ability to make recommendations to shareholders, in each case within seven days after the corporation requests such questionnaire or information.

(c) General.

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to serve as directors. In no event may a shareholder provide notice with respect to a greater number of director candidates (as alternates or otherwise) than are subject to election by shareholders at the applicable meeting. Only such business shall be conducted at an Annual Meeting or Special Meeting as shall have been brought before such meeting in accordance with the procedures set forth in this Section 2.14. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.14 and, if any proposed nomination or business is not in compliance with this Section 2.14, to declare that such defective proposal shall be disregarded.

(ii) For purposes of this Section 2.14, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 2.14, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14. Nothing in this Section 2.14 shall be deemed to limit the corporation’s obligation to include shareholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (A) no shareholder shall solicit proxies in support of director nominees other than the corporation’s nominees unless such shareholder has complied with Rule 14a-19 in connection with the solicitation of such proxies, including the provision to the corporation of notices required thereunder in a timely manner, and (B) if any shareholder provides notice pursuant to Rule 14a-19(b) and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3), including the provision to the corporation of related notices required under Rule 14a-19 in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such shareholder has met the requirements of Rule 14a-19(a)(3) in accordance with clause (y) of the following sentence, then the corporation shall treat any proxies or votes solicited for such shareholder’s candidates as abstentions rather than votes for such shareholder’s candidates. If any shareholder provides notice pursuant to Rule 14a-19(b), then such shareholder shall (x) promptly notify the corporation if it subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3), (y) if it has not provided a notice to the corporation under clause (x) or (z), deliver to the corporation, no later than seven Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) and (z) if Rule 14a-19(c) applies, comply

Exhibit 3.1
with Rule 14a-19(c) by notifying the Secretary of the corporation in writing at the principal executive offices of the corporation within two Business Days of the change of intention.

Section 8.04(a)(i) of the Amended and Restated Bylaws is amended as shown below:

8.04. Determination by Authority of Right to Indemnification.

(a) If a request for indemnification pursuant to Section 8.03, or a request for advancement of Expenses pursuant to Section 8.05, is not paid in full by the Corporation or on its behalf within the timeframes specified therein, including as a result of a Disinterested Quorum determining pursuant to Section 8.03(a)(i) that the Director or Officer requesting indemnification engaged in conduct constituting a Breach of Duty or as a result of the fact that a Disinterested Quorum cannot be obtained, then the Director or Officer requesting indemnification or Expenses shall have the absolute right exercised in his or her sole discretion to select one of the following as an Authority to determine his or her entitlement to such indemnification or Expenses, which selection the Director or Officer shall make within the 30 days immediately following the denial of payment or the deadlines specified in Sections 8.03 or 8.05, as applicable, whichever is later:

(i) An independent legal counsel; provided, that such counsel shall be mutually selected, within ten Business Days after the Director or Officer selects an independent legal counsel as the Authority, by mutual agreement of such Director or Officer, on the one hand, and by a majority vote of a Disinterested Quorum or if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, on the other hand; provided further, that neither the Director or Officer nor the Disinterested Quorum or the Board shall unreasonably withhold his, her or its agreement to the selection of such counsel;

Section 8.05(a) of the Amended and Restated Bylaws is amended as shown below:

8.05. Mandatory Advancement of Expenses.

(a) The Corporation shall pay or reimburse from time to time or at any time, within two Business Days after the receipt of the Director’s or Officer’s written request therefor, the reasonable Expenses incurred by or on behalf of a Director or Officer who is a Party to a Proceeding because he or she is a Director or Officer if the Director or Officer furnishes to the Corporation: